Exhibit 99.1

128 Sidney Street, Cambridge, MA 02139-4239                                                          TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Investors Carol Hausner Executive Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Media Tony Loke Rx Communications Group, LLC Tel: (917) 322-2164 tloke@rxir.com

For Immediate Release

ImmunoGen, Inc. Grants Biotest AG Rights to Use ImmunoGen TAP Technology to Develop Novel Anticancer Therapeutics

- ImmunoGen Has Opt-In Rights on Resulting Compounds -

CAMBRIDGE, MA, July 11, 2006- ImmunoGen, Inc. (Nasdaq: IMGN) announced today that the Company has entered into an agreement that grants Biotest AG exclusive rights to use ImmunoGen’s Tumor-Activated Prodrug (TAP) technology with antibodies targeting an undisclosed target to develop novel anticancer therapeutics. Under the agreement, ImmunoGen will receive a $1 million upfront payment, up to $35.5 million in potential milestone payments, and royalties on the sales of any resulting products. At specific stages during the clinical evaluation of any compound created under this agreement, ImmunoGen can elect to participate in the US development and commercialization of that compound.

“We’re very pleased to enter into this agreement with Biotest, a successful European-based therapeutics and diagnostics company,” commented Mitchel Sayare, PhD, Chairman of the Board and CEO of ImmunoGen. “This agreement further expands the application of our TAP technology and the opportunity for a significant financial return to ImmunoGen. Of particular importance, it provides us with the flexibility to choose to participate in the US development and commercialization of any compound created under it, which could substantially increase the upside for ImmunoGen.”

Professor Dr. Gregor Schulz, Chairman of the Board of Managing Directors of Biotest, said, “The agreement with ImmunoGen is a big step for Biotest in the development of biotherapeutic medical products. In conjunction with ImmunoGen’s TAP technology, our BT-062 antibody, with its specific efficacy mechanism and target accuracy, could represent a cancer treatment with enormous potential. We can now exploit this potential internationally. We are delighted to have the exclusive right to use ImmunoGen’s proprietary technology with antibodies to BT-062’s target, and believe the compound or compounds we develop using it will have a favorable, patent-protected competitive position.”
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The agreement grants Biotest exclusive rights to use ImmunoGen’s maytansinoid TAP technology with antibodies to an undisclosed target to create anticancer therapeutics, which are expected to be developed for the treatment of multiple myeloma and other cancers. ImmunoGen also receives manufacturing payments for any preclinical and clinical materials made at the request of Biotest. The agreement provides ImmunoGen with the right to elect to participate in the US development and commercialization of any resulting compound in lieu of potentially receiving the milestone payments not yet earned and royalties on the US sales of that product. ImmunoGen can exercise this right at certain points in the clinical evaluation of the compound by payment to Biotest of an agreed-upon fee of $5 million or $15 million, depending on the stage of development. Upon exercise of this right, the two companies would share equally the associated costs of product development and commercialization in the US along with the profit, if any, from US product sales.

About TAP Compounds
A TAP compound consists of a tumor-targeting antibody with a potent cell-killing agent attached. The antibody component is designed to bind to a target found on cancer cells and serves to deliver the TAP compound specifically to these cells. Once a TAP compound has bound to and entered the cell, the attached cell-killing agent is able to kill the cancer cell. ImmunoGen develops its own TAP compounds and also outlicenses its TAP technology to other companies for use with their proprietary antibodies.

About Biotest
Biotest AG, Dreieich, Germany, is a company that researches and manufactures pharmaceutical, biotherapeutic and diagnostic products and has specialized in immunology and hematology. In its Pharmaceutical segment, Biotest develops immunoglobulins, clotting factors and albumins based on human blood plasma. These are used to treat diseases of the immune system or hematopoietic system. In addition, Biotest also develops monoclonal antibodies for the treatment of medical conditions including rheumatoid arthritis and blood cancer. The Diagnostic segment spans reagents and serology and microbiology systems which are used, for example, in blood transfusions. Biotest has around 1,100 employees worldwide and its shares are listed in the Frankfurt Stock Exchange's Prime Standard.

About ImmunoGen, Inc.
ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Four TAP compounds are in clinical testing - huN901-DM1 and huC242-DM4, which are wholly owned by ImmunoGen, and AVE9633 and trastuzumab-DM1, which are in development by the sanofi-aventis Group and Genentech, respectively. Amgen (formerly Abgenix), Biogen Idec, Biotest AG, Boehringer Ingelheim, Centocor, Genentech, Millennium Pharmaceuticals, Inc., and the sanofi-aventis Group have licensed the right to develop and/or test TAP compounds to specific targets; ImmunoGen also has a broader collaboration with the sanofi-aventis Group.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the Company’s development of its own products, as well as to the development of products by our collaborators. A review of these risks can be found in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005 and other reports filed with the Securities and Exchange Commission.

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